EXHIBIT (A)(14)

ARTICLES SUPPLEMENTARY
TO

ARTICLES OF INCORPORATION

OF

NORTH TRACK FUNDS, INC.

The Board of Directors of North Track Funds, Inc. ("North Track"), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, pursuant to Section 2-208 of the Maryland General Corporation Law, and by resolutions unanimously adopted at its meeting on January 28, 2005, has taken action to withdraw the designation of and to discontinue two series of North Track known as the Tax-Exempt Fund and Government Fund (the "Funds"). The shareholders of the Funds, voting separately, approved such withdrawals on April 28, 2005. North Track, having been authorized to issue ten billion (10,000,000,000) shares of capital stock with a par value of one-tenth of one cent ($.001) per share, or an aggregate par value of ten million dollars ($10,000,000), has the following nine series in existence as of the effective date hereof:

Series	No. of Shares
S&P 100 Index Fund	50,000,000
NYSE Arca Tech 100 Index Fund	150,000,000
Dow Jones Equity Income 100 Plus Fund	150,000,000
Dow Jones U.S. Health Care 100 Plus Fund	150,000,000
Dow Jones U.S. Financial 100 Plus Fund	150,000,000
Strategic Allocation Fund	150,000,000
Geneva Growth Fund	50,000,000
Wisconsin Tax-Exempt Fund	50,000,000
Cash Reserve Fund	500,000,000

All of such designated series of shares have the relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Section 7.2 of North Track's Articles of Incorporation, as amended.

The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of North Track's Articles of Incorporation and Sections 2-105(a)(9), 2-105(c) and 2-208 of the Maryland General Corporation Law.

NORTH TRACK FUNDS, INC. By: /s/ Brian K. Andrew Brian K. Andrew, President Attest: /s/ Vinita K. Paul By: /s/ Sarah E. Schott Sarah E. Schott, Secretary

Dated: October 30, 2006

STATE OF WISCONSIN	)
) SS
COUNTY OF MILWAUKEE	)

On this 30th day of October, 2006, before me, a Notary Public for the State and County set forth above, personally came Brian K. Andrew, as President of North Track Funds, Inc., and Sarah E. Schott, as Secretary of North Track Funds, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.

/s/ Vinita K. Paul Notary Public
(SEAL)

My Commission Expires: Permanent